English Translation

Exhibit 4.40

Equity Interest Pledge Agreement

Of     % Equity Interests of

Beijing Guanyou Gamespace Digital Technology Co., Ltd.

Between

Beijing Changyou Gamespace Software Technology Co., Ltd.

(As the Equity Interest Pledgee)

(As the Equity Interest Pledgor)

And

Beijing Guanyou Gamespace Digital Technology Co., Ltd.

September 1, 2010

English Translation

Table of Content

1.	Pledge and Guaranteed Scope	3

2.	Pledge Equity	4

3.	Creation of Pledge	4

4.	Term of Pledge	4

5.	Keeping and Return of Pledge Certificate	5

6.	Pledgor’s Representations and Warranties	5

7.	Representations and Guarantees of Guanyou Gamespace	5

8.	Pledgor’s Promises	6

9.	Promises of Guanyou Gamespace	7

10.	Event of Default and Breach of Contract	7

11.	Exercise of the Pledge	8

12.	Assignment	9

13.	Effectiveness and Termination	9

14.	Formalities Fees and Expenses	9

15.	Force Majeure	9

16.	Confidentiality	10

17.	Governing Law and Dispute Resolution	10

18.	Notices	10

19.	Miscellaneous	11

English Translation

FORM OF EQUITY INTEREST PLEDGE AGREEMENT

This Amended and Restated Equity Interest Pledge Agreement (hereinafter “this Agreement”) is entered into in Beijing, People’s Republic of China (“PRC” or “China”) on the day of August 20, 2008 by the following parties:

Pledgor:	, with the address of and ID number of .

Pledgee:	Beijing Changyou Gamespace Software Technology Co., Ltd., with the registered address of Rm. 158, Building 1, No. 3 Xijing Road, Badachu High-Tech Zone, Shijingshan District, Beijing; and the legal representative is Tao Wang.

Company:	Beijing Guanyou Gamespace Digital Technology Co., Ltd., with the registered address of Rm. 810, 7/F, Building 1, No. 18 Shijingshan Road, Shijingshan District, Beijing; and the legal representative is Tao Wang.

(In this Agreement, each single Party is called “one Party” or “the other Party”, all Parties are called collectively as the “Parties”)

WHEREAS,

1.	The Pledgee, a wholly foreign-owned enterprise, is duly incorporated and validly existing under the PRC laws;

2.	Beijing Guanyou Gamespace Digital Technology Co., Ltd. (hereinafter as “Guanyou Gamespace” or “the Company”), a limited liability company, is duly incorporated and validly existing under the PRC laws and engages in the value-added telecommunication business in respect of Internet information services;

3.	The Pledgor, a PRC citizen and the shareholder of Guanyou Gamespace holding % equity interests of Guanyou Gamespace;

4.	The Pledgor and Pledgee has entered into a Loan Agreement dated July 15, 2010 (“Loan Agreement”), pursuant to which Pledgee has provided the interest free loan to Pledgor with the amount of RMB (“Loan”) and the Pledgor has received the aforesaid loan;

5.	The Pledgor and Pledgee have entered into an Equity Interest Purchase Agreement dated as of September 1, 2010 (“Equity Purchase Agreement”). According to this Equity Purchase Agreement, the Pledgor should, in compliance with PRC laws, transfer partially or fully his equity interests in Guanyou Gamespace to the Pledgee and/or any other entity or individual designated by the Pledgee upon the request of the Pledgee.

6.	The Pledgee and Guanyou Gamespace has entered into a Business Operation and Maintenance Services Agreement on September 1, 2010 and a Technology Support and Utilization Services Agreement on September 1, 2010 (collectively “Service Agreement”), pursuant to which the Guanyou Gamespace shall pay the relevant services fees (“Service Fee”) to Pledgee for the services provided under the provisions of Service Agreement;

7.	The Pledgee has entered into a Business Operation Agreement with Guanyou Gamespace and its shareholders dated September 1, 2010 (together with this Agreement, Loan Agreement, Equity Purchase Agreement, Service Agreement, collectively called “Main Agreement” );

8.	In order to ensure that Pledgor and Guanyou Gamespace will perform their obligations under Main Agreement, the Pledgor agrees to pledge all equity interests in Guanyou Gamespace as a security and give the first repayment pledge to the Pledgee, Guanyou Gamespace agrees on this pledge arrangement.

NOW, THEREFORE, through friendly negotiations and abiding by the principle of equality and mutual benefit, the Parties hereby agree as follows:

1.	Pledge and Guaranteed Scope

1.1	The Pledgor agrees to pledge their equity interest in Guanyou Gamespace to the Pledgee as a security Pledgor and Guanyou Gamespace’s performance of obligation under the Main Agreement. Pledge hereunder refers to the rights owned by the Pledgee, who shall be entitled to a priority in receiving payment by the evaluation or proceeds from the auction or sale of the equity interest pledged by the Pledgor to the Pledgee.

1.2	The effect of guarantee under this Agreement shall not be affected due to the revision or modification of Main Agreement and the guarantee to the obligation of Pledgor and Guanyou Gamespace under any revised Main Agreement shall keep effective. The invalid, withdrawal or termination of Main Agreement shall not affect the validity of this Agreement. If Main Agreement becomes invalid and is withdrawn or terminated, the Pledgee has the right to realize immediately the Pledge in accordance with Article 9 of this Agreement.

English Translation

2.	Pledged Equity

2.1	The pledged equity under this Agreement is % equity interests held by the Pledgor in Guanyou Gamespace (“Pledged Equity”) and all relevant interests. Upon the effectiveness of this Agreement, the situation of Pledged Equity is set out below:

Company’s Name: Beijing Guanyou Gamespace Digital Technology Co., Ltd.

Registered Capital: RMB

Pledged Equity:     % equity interests of Guanyou Gamespace

Capital Contribution corresponding to the Pledged Equity: RMB

2.2	During the term of this Agreement, unless due to the intent or gross negligence of the Pledge directly causing the result, the Pledgee is not responsible for any dilution in value of the pledged equity interests, and the Pledgor has no rights to claim damage against the Pledgee in any manner.

2.3	Subject to Article 2.2 above, if the possibility of dilution in value of the pledged equity interests is significantly enough to endanger rights of the Pledgee, the Pledgee can initiate the proceeds of auction as an agent for the Pledgor or sell the pledged equity interests, and negotiate with the Pledgor to have the proceeds from the auction or sale to make a prepayment for the guaranteed debt or have the proceeds deposited at local Notary Public Office. (The Pledgee is responsible for all costs thus incurred.)

2.4	Whenever Guanyou Gamespace or the Pledgor breaches this Agreement, the Pledgee is entitled to dispose the pledged equity interests in the manner set forth in Article 11.

2.5	Pledgor can only increase its investment in Guanyou Gamespace with prior consent of the Pledgee. The increased capital investment in Guangyou Gamespace due to such action of the Pledgor belongs to the pledged equity interests.

2.6	Pledgor gives up its rights to equity interest dividends during the effective term of the equity interest pledge.

3.	Creation of Pledge

3.1	Pledgor shall record the pledge under this Agreement at the shareholders’ list of Guanyou Gamespace on the date the Agreement is executed.

3.2	The Parties further agree the pledge shall be recorded with the form attached hereto at the list of shareholders of Guanyou Gamespace and the list of shareholders shall be delivered to the Pledgee.

3.3	Pledgor shall register the pledge with the Administration for Industry and Commerce where Guangyou Gamespace is registered. Guanyou Gamespace will try its best to cooperate with Pledgor to complete such registration.

4.	Term of Pledge

4.1	The term of pledge pursuant to this Agreement shall start from the execution of this Agreement and the recording of the pledge at Guanyou Gamespace’s Shareholder List until two (2) years after all obligations under Main Agreement has been performed (“Pledge Term”).

4.2	Within the Pledge Term, if the Pledgor and Guanyou Gamespace have not performed the obligations under Main Agreement, the Pledgor has the right to exercise the pledge in accordance with Article 9 of this Agreement.

English Translation

5.	Keeping and Return of Pledge Certificate

5.1	The Pledgor shall deliver the pledge certificate to the Pledgee within three (3) working days after the pledge is recorded at Shareholder’s List of Guanyou Gamespace in accordance with Article 3; the Pledgee shall have such pledge documents well kept.

5.2	If the pledge hereunder is terminated pursuant to this Agreement, the Pledgee shall return the pledge certificate to the Pledgor within three (3) working days after the pledge is released pursuant to this Agreement and provide necessary assistance to the Pledgor for dealing with the process of pledge’s release.

6.	Pledgor’s Representations and Warranties

The Pledgor hereby represents and warrants as of the effective date of this Agreement:

6.1	The Pledgor is the sole legal owner of the equity interest pledged;

6.2	The Pledgor does not set up any other pledge or other rights on the equity interest except the set is for the Pledgee’s benefit.;

6.3	The pledge under this Agreement constitutes the first order security interest of the pledged equity interests.

6.4	Gaemase’s shareholder meeting has approved the pledge pursuant to this Agreement;

6.5	Upon the effectiveness of this Agreement, this Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms to the Pledgor.

6.6	The pledge pursuant to this Agreement does not cause to violate any relevant PRC laws and regulations or cause to breach any agreement or instruments with any third party or any promises made to the third parties;

6.7	All relevant documents and material related to this Agreement provided by the Pledgor to the Pledgee are true, accurate and complete;

6.8	Pledgor exercises its rights as a shareholder of Guanyou Gamespace only upon the written authorization and request by Party A.

7.	Representations and Guarantees of Guanyou Gamespace

Guanyou Gamespace hereby represents and guarantees to the Pledgee that, until the effective date of this Agreement:

7.1	Guanyou Gamespace is a limited liability company duly registered under the PRC laws, and is an independent legal entity with complete capacity to sign, deliver and execute this Agreement and can be an independent litigation party.

7.2	All reports, documents and information provided by Guanyou Gamespace to the Pledgee before the effectiveness of this Agreement regarding the pledged equity interests and upon requests of this Agreement are true and correct in the substance respects.

7.3	All reports, documents and information provided by Guanyou Gamespace to the Pledgee after the effectiveness of this Agreement regarding the pledged equity interests and upon requests of this Agreement are true and correct in the substance respects.

7.4	This Agreement constitutes legal, effective and binding obligations to Guanyou Gamespace after its signature.

7.5	Guanyou Gamespace has complete rights and authorizations to sign and deliver this Agreement and all other documents related to this Agreement, as well as rights and authorizations to complete all transactions under this Agreement.

English Translation

7.6	There is no undecided or intimidating, as to the knowledge of Guanyou Gamespace, litigations, legal proceedings or claims against Guanyou Gamespace or its assets (including but not limited to pledged equity interest) at any courts, arbitration courts, government authorities or administrative authorities, which has major or adverse impact on the economic conditions of Guanyou Gamespace or the capabilities of the Pledgor to perform under this Agreement.

7.7	Guanyou Gamespace agrees to assume joint responsibilities to the Pledgee for the representations and guarantees of Article 6.1, 6.2, 6.3, 6.4 and 6.6 under this Agreement made by the Pledgor.

7.8	Guanyou Gamespace guarantees that above mentioned representations and guarantees are true and correct any time before the agreement obligations have been fully performed or the secured debt has been completely paid off, and will fully complied with.

8.	Pledgor’s Promises

8.1	During the effective term of this Agreement, the Pledgor promise to the Pledgee for its benefit that the Pledgor shall:

(1)	complete the pledge registration at administration for industry and commerce where Guanyou Gamespace is located pursuant to this Agreement.

(2)	not transfer or assign the equity interest, create or permit to create any pledges which may affect on the rights or benefits of the Pledgee without prior written consent from the Pledgee;

(3)	comply with and implement relevant laws and regulations with respect to the pledge of rights; present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within five (5) days upon receiving such notices, orders or suggestions; and comply with such notices, orders or suggestions; or object to the foregoing matters at the reasonable request of the Pledgee or with consent from the Pledgee;

(4)	timely notify the Pledgee of any events or any received notices which may affect the Pledgor’s equity interest or any part of its right, and any events or any received notices which may change the Pledgor’s any warranty and obligation under this Agreement or affect the Pledgor’s performance of its obligations under this Agreement.

8.2	The Pledgor promises that the Pledgee’s right to the Pledge obtained from this Agreement shall not be suspended or inhibited by any legal procedure launched by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor or any such other person.

8.3	The Pledgor promises to the Pledgee that in order to protect or perfect the security for the performance of the Pledgor and Guanyou Gamespace’s obligation under Main Agreement, the Pledgor shall execute in good faith and cause other parties who have interests in the pledge to execute all the title certificates, contracts, and perform actions and cause other parties who have interests to take action, as required by the Pledgee; and make access to exercise the rights and authorization vested in the Pledgee under this Agreement.

8.4	The Pledgor promises to the Pledgee that they will execute all amendment documents (if applicable and necessary) in connection to the certificate of Equity Interest with the Pledgee or its designated person (natural person or a legal entity), and provide the notice, order and decision to the Pledgee which considers to be necessary within reasonable time.

English Translation

8.5	The Pledgor promises to the Pledgee that they will comply with and perform all the guarantees, warranties, covenants, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate all the losses suffered by the Pledgee for the reasons that the Pledgor do not perform or fully perform their guarantees, warranties, covenants, representations and conditions.

9.	Promises of Guanyou Gamespace

During the effective term of this Agreement, Guanyou Gamespace promises the following to the Pledgee:

9.1	If signing and performing this Agreement and its pledge require agreement, permission authorization or abstaining of any third party, or approval, permission, waiver of any government authorities, or registration or administration proceeding with any government agencies, Guanyou Gamespace will try its best to satisfy such requirement and keep it active during the term of this Agreement.

9.2	Without prior consent of the Pledgee, Guanyou Gamespace will not assist or permit the Pledgor to create any new pledge or any other security interests on the pledged equity interests.

9.3	Without prior written consent of the Pledgee, Guanyou Gamespace will not assist or permit the Pledgor to transfer the pledged equity interests.

9.4	Whenever any litigation, arbitration or claim arises, and will affect the company, the pledged equity interests, or the interests of the Pledgee under this Agreement adversely, Guanyou Gamespace shall notify the Pledge through writing immediately and promptly, and will take all necessary actions to secure the Pledgee’s right on the pledge upon the reasonable request of the Pledgee.

9.5	Guanyou Gamespace will, during the first calendar month of every calendar quarter, provide the financial report of the immediately preceding calendar quarter, including but not limited to balance sheet, income statement and cash flow statement.

9.6	Upon the reasonable request of the Pledgee, Guanyou Gamespace shall take all necessary actions and sign all necessary documents (including but not limited to supplements to this Agreement) in order to ensure the exercise and realization of the Pledgee’s rights on the pledged equity interest.

9.7	If executing the pledge right gives rise to any transfer of the pledge right, Guanyou Gamespace shall take all necessary actions to complete such transfer.

10.	Event of Default and Breach of Contract

10.1	The following events shall be regarded as the events of default:

(1)	Pledgor or Guanyou Gamespace fails to perform the obligations under the Main Agreement;

(2)	The Pledgor makes any material misleading or mistaken representations, warranties or covenants under Article 5 and Article 6 herein; and the Pledgor breaches any other term and condition herein;

(3)	The Pledgor waives the Pledged Equity or transfers or assigns the Pledged Equity without prior written consent from the Pledgee;

(4)	The Pledgor’s any external loan, security, compensation, covenants or any other compensation liabilities (i) are required to be repaid or performed prior to the scheduled date due to breach; or (ii) are due but can not be repaid or performed as scheduled and thereby cause the Pledgee to believe that the Pledgor’s capacity to perform the obligations herein is affected;

English Translation

(5)	Guanyou Gamespace is incapable of repaying the general debt or other debt;

(6)	This Agreement is illegal or the Pledgor is not capable of continuing to perform the obligations herein due to any reason except force majeure;

(7)	The property of the Pledgor is adversely changed causing the Pledgee to believe that the capability of the Pledgor to perform the obligations herein is affected;

(8)	The successors or agents of the Guanyou Gamespace are only able to perform a portion of or refuse to perform the payment obligation under the Main Agreement;

(9)	The breach of the other terms by action or nonfeasance under this Agreement by the Pledgor.

(10)	The Pledgor cannot perform its obligation under this Agreement since this Agreement is deemed as invalid or not executable due to any applicable laws; and

(11)	Any approval, permit or authorization, which causes this Agreement executable and valid, is revoked, termination, invalid or revised materially.

10.2	The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware of or find that any event under Article 10.1 herein or any event that may result in the foregoing events has happened or is going on.

10.3	Unless the event of default under Article 10.1 herein has been solved to the Pledgee’s satisfaction, the Pledgee, at any time when the event of default happens or thereafter, may give a written notice of default to the Pledgor and require the Pledgor to immediately make full payment of the loan and the outstanding service fees under the Main Agreement and other payables or exercise the Pledge right in accordance with Article 11 herein.

10.4	Notwithstanding other provisions of this Agreement, the effect of Article 10 will not be affected by the termination of this Agreement.

11.	Exercise of the Pledge

11.1	The Pledgor shall not transfer or assign the Pledged Equity without prior written approval from the Pledgee prior to the completion of performing all the obligations under the Main Agreement.

11.2	In case of occurrence of event of default indicated in Article 8, the Pledgee shall give a notice of default to the Pledgor when the Pledgee exercises the right of pledge; the Pledgee may exercise the right of pledge at any time when the Pledgee gives a notice of default in accordance with Article 8.3 or thereafter.

11.3	The Pledgee is entitled to sale in accordance with legal procedure or disposes in other manners the Pledged Equity. If the Pledgee decides to exercise its pledge rights, the Pledgor promises to transfer all of its shareholder’s right to Pledgee. In addition, the Pledgee has the right to convert the value of all or party of equity interests pursuant to this Agreement into money in compliance with legal procedure, or has priority of compensation from the proceeds generated from auction or selling off full or part of the equity interests under this Agreement.

11.4	The Pledgor shall not hinder the Pledgee from exercising the right of pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize its Pledge.

English Translation

12.	Assignment

12.1	The Pledgor shall not donate or transfer its rights and obligations herein without prior written consent from the Pledgee. If the Pledgor dies, the Pledgor agrees to transfer the rights and obligation under this Agreement to the person designated by the Pledgee.

12.2	This Agreement shall be binding upon the Pledgor and his successors and be binding on the Pledgee and his each successor and allowed assignee.

12.3	The Pledgee may transfer or assign his all or any rights and obligations under the Main Agreement to any individual designated by it (natural person or legal entity) at any time to the extent permissible by the laws. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the rights and obligations under the Main Agreement, and such transfer shall only be subject to a written notice serviced to Pledgor, and at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

12.4	After the Pledgee’s change resulting from the transfer or assignment, the new parties to the pledge shall execute a new pledge contract; and the content of new pledge contract shall accord with the content of this Agreement in all material aspects.

13.	Effectiveness and Termination

13.1	The agreement is concluded upon its execution and takes effect on the date hereof.

13.2	To the extent practicable, the Parties shall make their best efforts to register the pledge at the administration for industry and commerce where Guanyou Gamespace is located; but the Parties confirm that the effectiveness and validity of this Agreement shall not be affected whatever the registration is done or not.

13.3	This Agreement shall terminated once the Loan under the Loan Agreement and the Service Fee under the Service Agreement are paid off and the Pledgor will not undertake any obligations under the Loan Agreement and Guanyou Gamespace will not undertake any obligations under the Service Agreement any more, and the Pledgee shall cancel or terminate this Agreement within reasonable time as soon as practicable.

13.4	The release of pledge shall record accordingly at the Shareholder’s List of Guanyou Gamespace, and complete the registration for removing the record at application administration for industry and commerce where Guanyou Gamespace is located.

14.	Formalities Fees and Expenses

14.1	The Pledgor shall be responsible for all the fees and actual expenses in relation to this Agreement including but not limited to legal fees, cost of production, stamp tax and any other taxes and charges. If the Pledgee pays the relevant taxes in accordance with laws, the Pledgor shall fully indemnify the Pledgee such taxes paid by the Pledgee.

14.2	The Pledgor shall be responsible for all the fees (including but not limited to any taxes, formalities fees, management fees, litigation fees, attorney’s fees, and various insurance premiums in connection with disposition of Pledge) incurred by the Pledgor for the reason that the Pledgor fails to pay any payable taxes, fees or charges for other reasons which cause the Pledgee to recourse by any means or ways.

15.	Force Majeure

15.1	Force Majeure, which includes but not limited to acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, refers to any unforeseen events beyond the party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. The effected party by Force Majeure shall notify the other party of such event resulting in exemption promptly.

English Translation

15.2	In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to resume the performance of this Agreement with their best efforts.

16.	Confidentiality

16.1	The parties of this agreement acknowledge and make sure that all the oral and written materials exchanged relating to this contract are confidential. All the parties have to keep them confidential and can not disclose them to any other third party without other parties’ prior written approval, unless:

(a) the public know and will know the materials (not because of the disclosure by any contractual party);

(b) the disclosed materials are required by laws or stock exchange rules; or

(c) materials relating to this transaction are disclosed to parties’ legal consultants or financial advisors, however, who have to keep them confidential as well. Disclosure of the confidential by employees or hired institutions of the parties is deemed as the act by the parties, therefore, subjecting them to liability. This Article remains in effect even if this Agreement should become valid, cancelled, terminated or unenforceable.

16.2	Upon termination of this Agreement, one Party shall return all documents, materials or software containing confidential information upon the request of another Party, and cease to use such confidential information.

16.3	Notwithstanding other provisions of this Agreement, the effect of Article 16 will not be affected by the termination of this Agreement.

17.	Governing Law and Dispute Resolution

17.1	The execution, validity, interpretation of this Agreement and the disputes resolution under this Agreement shall be governed by PRC laws.

17.2	The parties shall strive to settle any dispute arising from this Agreement through friendly consultation.

17.3	In case no settlement can be reached through consultation within thirty (30) days after such dispute is raised, each party can submit such matter to Beijing Arbitration Commission in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final conclusive and binding upon both parties. If there is any dispute is in process of arbitration, other then the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

18.	Notice

Notices or other communications required to be given by any party pursuant to this Agreement shall be made in writing and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of relevant each party or both parties set forth below or other address of the party or of the other addressees specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

English Translation

Pledgee:	Beijing Changyou Gamespace Software Technology Co., Ltd.
Address:	Rm. 158, Building 1, No. 3 Xijing Road, Badachu High-Tech Zone, Shijingshan District, Beijing

Pledgor:
Address:

Company:	Beijing Guanyou Gamespace Digital Technology Co., Ltd.
Address:	Rm. 810, 7/F, Building 1, No. 18 Shijingshan Road, Shijingshan District, Beijing

19.	Miscellaneous

19.1	The headings contained in this Agreement are for the convenience of reference only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this Agreement.

19.2	The parties confirm that this Agreement shall constitute the entire agreement of the parties upon its effectiveness with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous verbal or/and written agreements and understandings.

19.3	This Agreement shall be binding and benefit the successor of each Party and the transferee allowed by each Party.

19.4	Any rights and remedies of each party conferred by any provision of this Agreement shall not exclude any other rights and/or remedies of such party under applicable law and other provisions of this Agreement. Exercise of any rights and remedies by one Party shall not exclude exercise of other rights and remedies by the same Party.

19.5	Any delay of performing the rights under the Agreement by either Party shall not be deemed the waiver of such rights and would not affect the future performance of such rights.

19.6	If any provision of this Agreement is judged as void, invalid or non-enforceable according to relevant laws, the provision shall be deemed invalid only within the applicable area of the PRC Laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or non-enforceable provisions and replace those are void, invalid or non-enforceable provisions with valid provisions to the extent which such provisions could be valid, effective and enforceable.

19.7	Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement of this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

19.8	This Agreement is executed with five (5) original copies and each original copy has the same legal effect; Each Party holds one (1) original copy and others are for pledge registration at relevant authorities.

IN WITNESS THEREFORE, the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

[No text below]

English Translation

[Signature Page]

Party A: Beijing Changyou Gamespace Software Technology Co., Ltd.

Legal Representative: Tao Wang

Party B:

Signature:

Party C: Beijing Guanyou Gamespace Digital Technology Co., Ltd.

Legal Representative: Tao Wang

English Translation

Appendix:

Shareholder’s List of Beijing Guanyou Gamespace Digital Technology Co., Ltd.

Date: September 1, 2010

Name of Shareholder	Contributed Capital Shareholding	Shareholder’s Information	Note:

Tao Wang	RMB 6,000,000 60%	Nationality: China ID No. 352101197504300812 Address: East Tower, Jingyan Hotel, No. 29 Shijingshan Road, Shijingshan District, Beijing

According to the Amended and Restated Equity Interest Pledge Agreement entered between and by Tao Wang and Beijing Changyou Gamespace Software Technology Co., Ltd. (“Changyou Gamespace”) dated September 1, 2010, Tao Wang agrees to pledge 60% equity interests held by him in Beijing Guanyou Gamespace Digital Technology Co., Ltd. (“Guanyou Gamespace”) to Changyou Gamespace.

The pledge pursuant to the Amended and Restated Equity Interest Pledge Agreement is registered at this shareholder’s list on September 1, 2010.

Dewen Chen	RMB 4,000,000 40%	Nationality: China ID No.: 352101197504040811 Address: No. 24-5-401, Tianlongyuan, East Huilongguan Street, Changping District, Beijing

According to the Amended and Restated Equity Interest Pledge Agreement entered between and by Dewen Chen and Changyou Gamespace dated September 1, 2010, Dewen Chen agrees to pledge 40% equity interests held by him in Guanyou Gamespace to Changyou Gamespace.

The pledge pursuant to the Amended and Restated Equity Interest Pledge Agreement is registered at this shareholder’s list on September 1, 2010.